UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2007

Satellite Security Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-28739	91-1903590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6779 Mesa Ridge Road, Suite 100

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(877) 437-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT.

On December 31, 2006, we failed to make an interest payment in the amount of $83,178 under the terms of our outstanding secured convertible promissory notes (the “Notes”). Failure to make the interest payment within 10 days of the date due is a triggering event giving rise to an event of default under the Notes. However, we did not make the interest payment within that 10 day period of time. We have notified representatives of the holder of the Notes that we failed to make the payment because we are conserving working capital, and our cash on hand is sufficient to support our operations only for the next 30 days. We are evaluating all options for securing additional capital, but no agreements or arrangements have been reached at this time, and no assurances can be give concerning whether we will receive additional financing or the terms of that financing.

These Notes were entered into in connection with a financing transaction on July 13, 2006 in which we issued an aggregate of $3.3 million of secured convertible promissory notes, 21,607,465 Series A Warrants and 18,006,221 Series B Warrants to certain unrelated accredited investors, as more particularly described in our Current Report on Form 8-K filed on July 18, 2006 and the exhibits thereto. The Amounts outstanding under the Notes bear interest at the rate of 10% per annum, payable on a quarterly basis. As of the date of this notice the amounts outstanding under the Notes aggregate to $3,468,164.

Failure to make a mandatory interest payment results in a breach of the Notes, and gives the holders the right to accelerate all amounts due under the Notes. Under the Notes we are also compelled to reimburse holders for their attorneys’ fees and costs of collection. Our obligation under the Notes, including the repayment obligations, are secured by a lien on substantially all of our assets.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective January 26, 2007, Steven Hallock resigned his position from our Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATELLITE SECURITY CORPORATION

February 1, 2007	By:	/s/ Zirk Engelbrecht
	Name:	Zirk Engelbrecht
	Title:	Chief Executive Officer